Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 1st day of February, 2013, by and between MRV COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and David Stehlin (“Executive”).

RECITALS:

A.                                    The Executive is currently employed by MRV Communications—Boston Division, Inc., a subsidiary of the Company, pursuant to an agreement made as of June 1, 2012 (the “Prior Agreement”).

B.                                    The Company now desires to employ the Executive as its Chief Executive Officer and the Executive desires to accept such employment, upon the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                      Termination of Prior Agreement. Effective as of the date hereof, the Prior Agreement is terminated and shall have no further force or effect. This Agreement supersedes the Prior Agreement in its entirety.

2.                                      Employment. Executive shall be employed as the Chief Executive Officer of the Company pursuant to this Agreement.

2.1                               Duties and Responsibilities. Executive will have the authority, duties and responsibilities customarily associated with the position of Chief Executive Officer, consistent with the Company’s by-laws and applicable law. Executive will have such additional duties and responsibilities commensurate with his position as the Company’s Board of Directors (the “Board”) may assign to him from time to time. Executive will report directly to and be subject to the control and direction of the Board. The Executive will observe and adhere to all applicable written Company policies and procedures in effect from time to time, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

2.2                               Term. Unless sooner terminated pursuant to Section 4, the term of this Agreement (the “Term”) will begin as of the date set forth above and will end on December 31, 2013. Thereafter, the Term will automatically be renewed for successive one-year periods unless either party provides written notice of non-renewal to the other at least 90 days before the end of the then-current Term.

2.3                               Full Time. Executive shall devote all of his business time and attention to the performance of his duties and responsibilities under this Agreement. Executive will not render services to others for compensation, provided, however, that Executive may engage in personal, charitable and passive investment activities, so long as such activities do not conflict or interfere with the performance of his duties and responsibilities to the Company or otherwise constitute a breach of his obligations and covenants under this Agreement.

3.                                      Compensation.

3.1                               Base Salary. The Company will pay base salary (“Base Salary”) to Executive, in accordance with its regular payroll practices at an initial annual rate of $350,000. The Board and/or the Compensation Committee of the Board (the “Compensation Committee”) may adjust the Executive’s Base Salary from time to time.

3.2                               Annual Bonus Opportunity. For each fiscal year of the Company, Executive will have a target bonus opportunity equal to 80% of his Base Salary. The bonus opportunity for any fiscal year will be based upon the attainment of performance objectives determined by the Board or the Compensation Committee. The amount (if any) of the bonus for any fiscal year will be determined and payable no later than March 31 of the next fiscal year.

3.3                               Initial Equity Award. On or about April 1, 2013, the Company will issue to Executive a one-time option to purchase 18,000 shares of Company Common Stock and a one-time restricted stock grant for 6,000 shares, pursuant to the Company’s 2007 Omnibus Incentive Plan, as amended (the “Equity Plan”).  The exercise price per share under the option will be equal to the fair market value per share on the option grant date, which is defined in the Equity Plan as the average of the closing bid and ask quotations per share of Common Stock in the over-the-counter market for such shares on such date.  The option will vest as to 6,000 shares on the first anniversary of the date Executive’s employment commences under this Agreement, and as to the remaining 12,000 in 24 equal monthly increments beginning one month after such first anniversary date, subject to Executive’s continuing employment through the applicable vesting date. The restricted stock award will “cliff” vest on the third anniversary of the Executive’s employment commencement date. Each of said awards will be subject to the terms of the Equity Plan and the applicable award agreement.

3.4                               Annual Equity Awards. Executive will be eligible for annual equity awards under the Company’s equity incentive plan at the discretion of the Board or the Compensation Committee.

3.5                               Employee Benefits. Executive will be eligible to participate in such retirement, welfare and other employee benefit and fringe benefit plans as may be maintained or provided by the Company from time to time.

3.6                               Reimbursement of Business Expenses. It is anticipated that the Executive may incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will promptly reimburse him for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies as in effect from time to time.

4.                                      Termination of Employment Before End of Term.

4.1                               Termination by Company for Cause. The Company may terminate Executive’s employment before the end of the Term for Cause if Executive: (a) is convicted of or pleads nolo contendre to a felony, (b) commits fraud or a material act or omission involving dishonesty affecting the assets, business or reputation of the Company or any of its subsidiaries or affiliates, (c) willfully fails or refuses to carry out the material responsibilities of his employment, as reasonably determined by the Board, and the Executive does not cure the event constituting Cause (if curable) within 20 days of receiving written notice from the Company, (d) engages in gross negligence, willful misconduct or a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company or the ability of Executive to perform the duties and responsibilities of his employment, or (e) willfully engages in any act or omission that is in material violation of Company policy, including, without limitation, Company policy on business ethics and conduct, and Company policy on the use of inside information and insider trading.

4.2                               Resignation by Executive. Executive may terminate his employment before the end of the Term, subject to at least 60 days’ prior written notice to the Company. Upon receipt of such notice, the Company may relieve Executive of some or all of his duties and/or set an earlier termination date.

4.3                               Termination by Company without Cause. The Company may terminate Executive’s employment without Cause before the end of the Term, subject to 60 days prior written notice to Executive. Following such notice, the Company may relieve Executive of some or all of his duties, provided that Company continues to pay Executive through the end of the notice period.

4.4                               Termination Due to Disability or Death. The Company may terminate Executive’s employment before the end of the Term due to “Disability” if Executive is unable to substantially perform the essential duties and responsibilities of his employment for at least 90 consecutive calendar days or 120 or more calendar days during any calendar day period by reason of physical or mental incapacity. Executive acknowledges that, if he incurs a Disability as described in the preceding sentence, he will have become unable to perform the essential functions of his position and there would be no reasonable accommodation which would not constitute an undue hardship to the Company that the Company could make due to the nature of his position. No minimum notice is required for a termination due to Executive’s Disability. If Executive dies before the end of the Term, his employment will terminate on the date of his death.

4.5                               Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason at any time. For this purpose, the term “Good Reason” means any of the following: (a) a failure by the Company to pay Executive’s salary, bonus and benefits in accordance with this Agreement; or (b) in connection with a Change in Control, (1) the failure by the successor or acquiring company (or parent thereof) to succeed to or assume the obligations of Company under this Agreement, or (2) a material diminution of the Executive’s duties and responsibilities, it being understood that, for this purpose, Executive’s not serving as the chief executive officer of the successor or acquiring company (or a parent or subsidiary thereof) shall not be deemed to be a material diminution of his duties and responsibilities. As a condition to terminating his employment for Good Reason, Executive must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that Executive deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent Executive’s termination for Good Reason).  Notice of termination for Good Reason must be provided, if at all, within 30 days after the occurrence of the event or condition giving rise to such termination.

4.6                               Definition of Change in Control.  For the purposes hereof, a “Change in Control” will be deemed to have occurred if and when, after the date of this Agreement,

(a)                                 any person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (4) any person who becomes a beneficial owner (as defined below) in connection with a transaction described in clause (1) of subparagraph (c) below, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 50 percent or more of the combined voting power of the Company’s then outstanding voting securities;

(b)                                 there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(c)                                  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or a majority of the Company’s assets, income or revenue to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

5.                                      Payments and Benefits Upon Termination of Employment.

5.1                               Termination of Employment by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by Company without Cause pursuant to Section 4.3 or by Executive for Good Reason pursuant to Section 4.5, then, subject to the provisions hereof, including Section 6 (relating to the release condition) and Section 16 (relating to compliance with Section 409A of the Internal Revenue Code), Executive shall receive the following payments and benefits:

(a)                                 a single cash payment equal to the sum of (1) the unpaid amount, if any, of Base Salary previously earned by Executive through the date of his termination, (2) the unpaid amount, if any, of the annual bonus earned by Executive for the preceding year, and (3) the unpaid amount of any quarterly performance-based bonuses earned prior to the date of termination;

(b)                                 reimbursement of any previously unreimbursed business expenses that were previously incurred and are otherwise eligible for reimbursement under this Agreement;

(c)                                  any payments or benefits payable to Executive or his covered spouse, or a dependent or beneficiary of Executive, under and in accordance with the provisions of any employee benefit plan, program or arrangement of the Company;

(d)                                 salary continuation payments (determined and paid as if Executive’s employment had continued) for a period of six (6) months following such termination of employment at the rate of his annual Base Salary in effect at the time of such termination of employment; provided, however, that, if such termination of employment occurs after a Change in Control, the amount of severance payable to Executive will be an amount equal to the sum of (1) 12 months of Base Salary in effect at the time of such termination of employment, plus (2) if the Executive’s termination occurs later than March 31 of the year of termination, a pro rata portion of the Executive’s target bonus for such year based upon the number of days elapsed from the beginning of the year to the date of termination which amount will be payable in a lump sum on the 60th day following the termination of employment;

(e)                                  If such termination occurs after a Change in Control, the Executive shall become fully vested in any unvested Company equity awards that were assumed or converted into equity awards with respect to securities of the acquirer or successor company (or a parent thereof) and that are outstanding at the time his employment terminates; and

(f)                                   if the Executive and/or his covered spouse or dependents elect COBRA continuation coverage as a result of the termination of Executive’s employment, then the Company will pay or reimburse the Executive for the payment of the premiums for such coverage for a period of up to 12 months following the termination of Executive’s employment or until the Executive becomes employed by another employer, whichever occurs first.

5.2                               Termination Due to Disability or Death. If Executive’s employment is terminated pursuant to Section 4.4 by reason of his death or Disability, then, subject to Section 6, Executive (or, as applicable, his spouse, covered dependents and/or beneficiaries) shall receive the payments and benefits the Executive (or, as applicable, his spouse, covered dependents and/or beneficiaries) would have been entitled to receive pursuant to Section 5.1(a) — (d) and 5.1(f) if, instead of terminating due to death or Disability, the Executive’s employment had been terminated by the Company without Cause on the date of actual termination.

5.3                               Termination by Company for Cause or Resignation by Executive. If Company terminates Executive’s employment for Cause pursuant to Section 4.1 or if Executive resigns his employment pursuant to Section 4.2 (other than a resignation for Good Reason pursuant to Section 4.5), Executive shall be entitled to the payments and benefits described in Section 5.1(a)(1), (b) and (c), and he shall not be entitled to any further payments or benefits.

6.                                      Release of Claims; Restoration of Payments; Section 409A Delayed Payments.

6.1                               Release.  Notwithstanding anything to the contrary contained herein, Executive’s right to receive and retain any and all separation payments or benefits under Sections 5.1(d) — 5.1(f) (and, by extension, Section 5.2) shall be conditioned upon receipt by the Company, within 60 days following the termination of his employment, of a release substantially in the form of Exhibit A annexed hereto, which is no longer subject to revocation. If the Executive fails to timely satisfy the foregoing release condition, then the Executive will not be entitled to receive or retain any of such separation payments and benefits.

6.2                               Restoration of Payments. Executive’s right to receive any separation payments and benefits pursuant to this Agreement shall be subject to his compliance with the restrictive covenants referenced or set forth in Section 7 and repayment pursuant to this Section. If Executive violates or is in breach of any said restrictive covenants, then (a) Executive shall not be entitled to any further separation payments and benefits under this Agreement, (b) Executive shall be obligated to immediately return to the Company any separation payments and the value of any separation benefits previously received hereunder, and (c) Executive shall have no further rights or entitlements under this Agreement. This Section shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief with respect to a violation or breach by Executive of any of said restrictive covenants.

6.3                               Section 409A Delayed Payment Requirements.  Notwithstanding any provision to the contrary in this Agreement or in any employee plan or other agreement, plan, policy or program of the Company, any payment otherwise required to be made to Executive on account of his separation from service (including, without limitation, payments and benefits payable under Section 5.1), to the extent such payment is properly treated as deferred compensation subject to Section 409A of the Code and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, shall be delayed until the first business day after the expiration of six months from the date of the termination of Executive’s employment or, if earlier, the date of his death.  On the delayed payment date, there shall be paid to Executive (or his estate, as the case may be) in a single cash payment an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence.

7.                                      Restrictive Covenants.

7.1                               Nondisclosure of Confidential Information; Intellectual Property. The Executive is a party to and bound by an Assignment of Rights, Confidentiality and Non-Disclosure Agreement that was made with the Company on April 11, 2011 (the “Confidentiality Agreement”). The Executive shall, during and after his employment by the Company, remain bound by and shall comply with the Confidentiality Agreement as if the provisions of the Confidentiality Agreement were incorporated in this Agreement. The Company’s rights to enforce the covenants contained in this Section 7 shall extend to the enforcement of the Executive’s covenants and obligations under the Confidentiality Agreement.

7.2                               Duty to Return Company Documents and Property.  Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or any of its subsidiaries or relating to the business of the Company or any of its subsidiaries, in Executive’s possession, whether prepared by Executive or others. If at any time after the termination of employment, Executive determines that he has any trade secrets or other confidential information belonging to the Company or any of its subsidiaries in his possession or control, Executive shall immediately return to the Company all such trade secrets and other confidential information, including all copies and portions thereof.

7.3                               Non-Solicitation. During the period of Executive’s employment or other service with the Company and, thereafter, during the Restricted Period (as defined below), Executive shall not, without the prior written consent of the Company, directly or indirectly: (a) solicit, request, advise, entice, persuade, induce, offer to employ, or hire any employee, consultant, or independent contractor employed by or working on behalf of the Company or any of its subsidiaries at any time during the one-year period prior to the Executive’s termination of employment with the Company to leave the Company or any of its subsidiaries or to engage in any activity which, were it done by the Executive, would violate the terms of this Agreement; or (b) solicit, request, advise, entice, persuade or induce any individual or entity, including but not limited to any customer, supplier, vendor, investor, equity or financing source, or other contracting party of the Company or any of its subsidiaries, to terminate, reduce or refrain from continuing or renewing their present or prospective contractual or business relationship with the Company or any of its subsidiaries. Upon request, Executive will execute a standard form of Company non-solicitation agreement, as in effect from time to time for executives generally, which shall apply in addition to and not in lieu of the covenants contained in this Agreement (it being understood that, in the event of any inconsistency, the provisions of this Agreement shall govern). For the purposes of this Agreement (including Sections 7.3 and 7.4), the term “Restricted Period” means the 6-month period following the date on which the Executive’s employment terminates or, if the Executive’s employment terminates after a Change in Control, the 12-month period following the date of such termination of employment, it being understood and agreed that, for purposes of determining the Restricted Period, the Executive will not be deemed to have terminated employment until the expiration of any applicable notice period.

7.4                               Non-Competition Restrictions. During the period of Executive’s employment or other service with the Company and, thereafter, during the Restrictive Period (as defined in 7.3 above), Executive shall not, directly or indirectly, without the prior written consent of the Company, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, products or services of the Company or any of its subsidiaries, in any geographic area where, during the period of his employment with the Company or any subsidiary or at the time of the termination of his employment or other service with the Company and its subsidiaries, as the case may be, the business of the Company or any of its subsidiaries was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that Executive’s mere purchase or holding, for investment purposes, of securities representing less than 3% of the outstanding value or voting interest of a publicly traded company shall not be deemed to be a violation of the provisions of this paragraph.

7.5                               Non-Disparagement. The Executive shall, after his employment with the Company has terminated, refrain from any action that could reasonably be expected to harm the reputation or goodwill of the Company, its subsidiaries, affiliates and any shareholder holding more than 5% of the Company’s voting securities, including, without limitation, making derogatory comments about the character or ability of the Company or its directors, officers, employees, shareholders, agents or representatives.

7.6                               Remedies. It is intended that, in view of the nature of the Company’s business, the restrictions contained in Sections 7.1 through 7.5, are considered reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company.  In the event of a breach or a threatened breach by Executive of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the restoration and other remedies specified in this Agreement and/or the recovery of money damages, attorneys’ fees, and costs.  These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

7.7                               Severability.  Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Section 7 is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision of this Section 7.  Further, it is intended that the court should construe this Section 7 by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

8.                                      Claw Back Requirements.  The Executive acknowledges that the Company will adopt a claw back policy having the terms described in Exhibit B hereto, under which the Board or the Compensation Committee may require the Executive to reimburse the Company for the amount of any incentive compensation paid to him, cause the cancellation of outstanding incentive compensation awards, and seek reimbursement of any gains otherwise realized by him in respect of the exercise or settlement of any such awards. The Executive further acknowledges that the Company may adopt another claw back policy or policies applicable to its most senior executives generally if and to the extent required by the Dodd-Frank claw back requirements, stock exchange listing requirements or other applicable law in effect from time to time.  The Executive specifically authorizes the Company to withhold from his future wages any amounts that may become due under this provision. This Section 8 shall survive the termination of this Agreement for a period of three years.

9.                                      Assignment. The services and duties to be performed by Executive hereunder are personal and may not be assigned.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Executive and his heirs and representatives. Company may assign this Agreement to a successor in interest, provided that any such assignee affirmatively adopts and agrees to fulfill all obligations to Executive hereunder.

10.                               No Impediment to Agreement.  Executive covenants that, except as otherwise disclosed herein, he is not, as of the date hereof, and will not be, during the period of his employment hereunder, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any other restrictive covenant or confidentiality agreement, and is not aware of any other circumstance or condition (legal, health or otherwise), which, in any such case, would constitute an impediment to, or restriction upon, his ability to enter into this Agreement and to perform the duties and responsibilities of his employment hereunder.

11.                               Governing Law and Choice of Forum. This Agreement shall be governed by the laws of the State of New York, excluding its conflict of law rules.  The parties agree that all claims shall be brought exclusively in a state or federal court located in New York, New York and that there is a sufficient nexus to do so.

12.                               Indemnification. To the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, the Company will indemnify, defend and hold Executive harmless from and against any claim, liability or expense (including reasonable attorneys’ fees) made against or incurred by him as a result of his employment with the Company or any subsidiary or other affiliate of the Company, including service as an officer or director of the Company or any subsidiary or other affiliate of the Company.

13.                               Withholding. All payments made by Company to or for the benefit of Executive in connection with his employment shall be subject to applicable tax withholding.

14.                               Section 409A.  Anything in this Agreement to the contrary notwithstanding:

(a)                                                   It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A) and all regulations, guidance and other interpretive authority issued thereunder so as not to subject the Executive to payment of any additional tax penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.  References to Termination Date or termination of employment herein mean a termination of employment that constitutes a Separation from Service within the meaning of Section 409A.

(b)                                                   To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided that this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c)                                                    Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)                                                   To the extent any amount payable to the Executive is subject to his entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable to the Executive in either of two taxable years, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Company that otherwise satisfies Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date that is not earlier than eight days after the date that the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

15.                               Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.                               Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

17.                               Amendment or Waiver.  No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement.  No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.  No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right.  No waiver, express or implied, by a party of any right or any breach by the other party shall constitute a waiver of any other right of such party or breach by such other party.

18.                               Notices.  Any notice or other communication made or given in connection with this Agreement may be given by counsel, shall be in writing, and, if to a party, shall be deemed to have been duly given when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by electronic mail or facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to a party at his or its address set forth below or at such other address or such facsimile number as a party may specify by notice to the other party:

To the Executive:

David Stehlin

[redacted]

With a simultaneous copy to:

David Clouston

Sessions Fishman Nathan & Israel LLC

Founders Square

900 Jackson St, Suite 440

Dallas, TX  75202

To the Company:

MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA  91311
Attn: Chairman of the Board of Directors

With a simultaneous copy to:

Steven Suzzan, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY 10103

19.          Entire Agreement.  This Agreement and, as set forth herein, the Confidentiality Agreement, contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MRV COMMUNICATIONS, INC.

By:	/s/ Kenneth Traub
Kenneth Traub
Chairman of the Board of Directors

/s/ David Stehlin
David Stehlin